Exhibit 10.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of August 12, 2010 (the “Effective Date”), by and between K2M, Inc., a Delaware corporation with its principal place of business at 751 Miller Drive SE, Leesburg, Virginia 20175 (the “Company”), and Gregory Cole, residing at 19226 Coton Hall St., Leesburg, VA 20176 (the “Executive”).

WHEREAS, the Company seeks to continue to retain the Executive as Chief Financial Officer, and the Executive wishes to continue to be employed by the Company on the terms and conditions set forth herein;

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, for a term commencing as of the Effective Date and continuing for a three-year period, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing at least 30 days before the expiration of the initial term or any annual renewal term, as applicable (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2. Duties. During the Term, the Executive shall be employed by the Company as Chief Financial Officer, and, as such, the Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”). The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, provided, that the Executive may engage in appropriate civic, charitable, or educational activities provided that such activities do not interfere or conflict with the Executive’s responsibilities or the Company’s interests.

3. Compensation.

3.1. Salary. The Company shall pay the Executive during the Term a salary at the rate of $283,500 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.

3.2. Bonus. During the Term, in addition to the Annual Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus up to an amount equal to 30% of Annual Salary, subject to the satisfaction of appropriate performance targets to be determined by the Board. Each bonus shall be paid promptly after the delivery of the audit report of the Company’s independent auditors following the end of the tax year.

3.3. Benefits. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives. The Executive shall be entitled to vacation of 20 days per year, administered in accordance with the Company’s general vacation policies as well as sick leave in accordance with the sick leave policies of the Company.

3.4. Expenses. The Company shall promptly (but not later than the end of the calendar year to follow the calendar year during which the expenses referred to below in this Section 3.4 are incurred) pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Company, no later than 30 days after such expenses have been so incurred. In addition, the Executive will be reimbursed for all reasonable expenses associated with the relocation of the Executive’s principal residence, which shall include, without limitation, realtor fees on the sale of the Executive’s current residence, moving expenses and temporary living expenses.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes Disabled (as defined below), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. For purposes of this Agreement, the Executive will only be considered “Disabled” if (i) the Executive is unable by reason of accident or illness (including mental illness) to perform his or her duties with the Company or its subsidiaries for 60 consecutive days or 90 cumulative days during any six-month period, and the Executive is not expected to recover from such accident or illness in the reasonably near future as determined in good faith by the Board or (ii) the Executive is eligible by reason of accident or illness (including mental illness) for long term disability benefits under the Company or its subsidiaries’ policies in effect from time to time. If the Executive is terminated due to death or by reason of becoming Disabled, (y) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to (A) any Annual Salary earned prior to the date of termination, (B) any other benefits earned and accrued under this Agreement prior to the date of termination, (C) the pro rata portion of any annual bonus (based on the number of days worked by Executive during such year in which Executive dies or becomes Disabled) that may have otherwise been payable to Executive and (D) reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (z) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. Any payments made pursuant to this Section 4 shall be made within ninety (90) days of the Executive’s separation from service.

5. Certain Terminations of Employment.

5.1. Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)	material breach of any provision of this Agreement which is not cured or otherwise remedied within 30 days following written notice of such breach to the Executive; or

(ii)	repeated failure, after prior written notice and a 30-day period to cure or otherwise remedy such failure following such notice, to follow the reasonable directives of the Board; or

(iii)	repeated failure, after prior written notice and a 30-day period to cure or otherwise remedy such failure following such notice, to observe all material policies of the Company generally applicable to employees of the Company; or

(iv)	acting or failing to act where such action or failure constituted gross negligence, intentional misconduct, moral turpitude, embezzlement, misappropriation of corporate assets, fraud or willful violation of any laws with which the Company is required to comply; or

(v)	being convicted of, or pleading “guilty” or “no contest” to, a felony.

(b) The Company may terminate the Executive’s employment hereunder for Cause, and the Executive may terminate his employment on at least 30 days’ and not more than 60 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 5.2, (i) the Executive shall receive Annual Salary and other benefits (but, in all events, and without increasing the Executive’s rights under any other provision hereof, excluding any bonuses not yet paid) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment for “Cause” or without “Good Reason.”

5.2. Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i)	(A) the assignment to the Executive of any duties materially inconsistent with or inappropriate to his status and office with the Company; (B) the material diminution of the nature or status of the Executive’s responsibilities in any way from those in effect as of the Effective Date; or (C) the adverse change in the Executive’s direct or indirect reporting relationship from that in effect immediately as of the Effective Date; or

(ii)	a material (i.e. 5% or greater) decrease in the Executive’s level of compensation because of one or more of: (A) a reduction in the Executive’s Annual Salary; or (B) any material reduction in the employee benefits (including all insurance, pension, welfare, fringe benefits and perquisites) that are provided to the Executive from the benefit levels in effect as of the Effective Date, unless the Company provides substitute employee benefits of a comparable nature that are at least as valuable to the Executive on an after-tax basis;

(iii)	the relocation of the principal business offices of the Company to beyond 30 miles from the Company’s existing location in Leesburg, Virginia, if that relocation increases the distance from the Executive’s principal residence to such offices; or

(iv)	a material breach of this Agreement by the Company.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition (which cure shall include without limitation reimbursement or payment to the Executive of any damages sustained during such notice and cure period such as increased travel expenses or out-of-pocket payments for benefits) and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate the Executive’s employment at any time for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for or without Good Reason. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, then, if a mutual general release in a form reasonably acceptable to the Company and Executive is executed and delivered, and has become irrevocable, all within the 60 days following termination (it being expressly agreed and understood that no payment or benefit under this Section 5.2(b) shall be required to be paid or provided unless and until the foregoing release requirement is satisfied), (i) the Executive shall receive the salary, benefits and other items set forth in Section 4(y) above earned and accrued under this Agreement prior to the termination of employment (and payable according to the same schedule); (ii) the Executive shall receive (A) a cash payment equal to 50% of the Executive’s Annual Salary (as in effect immediately before such termination), payable no later than 60 days after such termination and (B) for a period of six months after termination of employment, continuing coverage under the Company’s group health plans at the same levels and costs as the Executive had received under this Agreement (and at such costs to the Executive) prior to such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) if such termination occurs within twelve months of the Effective Time of the Merger, the vesting of any and all Options granted to the Executive prior to the Effective Time of the Merger, and which are not Cash-out Options, shall be fully accelerated and such Options shall be immediately exercisable otherwise in accordance with their respective terms (each of the capitalized terms in this subsection 5.2(b)(iii) shall have the definitions set forth in that certain Agreement and Plan of Merger by and Among Altitude Group Holdings, Inc., Altitude Merger Sub, Inc., K2M, Inc. and the Stockholders’ Committee named therein dated as of July 2, 2010); and (iv) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

(c) Notwithstanding clause (ii)(B) of the second sentence of Section 5.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate the plans and programs referred to in such clause (ii)(B) from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause (ii)(B) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

6. Covenants of the Executive.

6.1. Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is the designing, developing, marketing or selling of spinal surgery implants, instruments or products (such business, and any and all other businesses that after the Effective Date, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business in the Company’s market; (iii) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (iv) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the Effective Date and ending two years following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), he shall not, directly or indirectly, (i) engage in any element of the Business (whether as an owner, employee, agent, partner, independent contractor or otherwise), (ii) provide any services, whether with or without compensation, to any individual or entity (other than the Company and its affiliates) that is engaged in any element of the Business, or (iii) invest in or become interested in, as a lender, partner, member, shareholder, principal or otherwise, any entity (other than the Company or its affiliates) that is engaged in any element of the Business, in the case of any of (i), (ii) or (iii), in any geographic area in which the Company or any its affiliates currently conducts the Business, or conducting the Business as of the date of such cessation of employment, provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(b) During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all Confidential Company Information and shall not disclose such Confidential Company Information to anyone outside of the Company except (i) with the Company’s express prior written consent, (ii) to the extent such Confidential Company Information which becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (iii) to the extent required by court order or applicable law, provided that the Executive shall promptly provide written notice to the Company prior to disclosing any Confidential Company Information so that the Company may seek a protective order or other appropriate remedy (and the Executive agrees to cooperate with the Company in connection with seeking such order or other remedy). “Confidential Company Information” means any and all information of the Company and its affiliates that is not available to the public, including, without limitation, the information, observations and data obtained by the Executive during the Term concerning the Business and affairs of the Company and its affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its affiliates’ business or industry of which the Executive becomes aware during the Term, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including without limitation plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.

(c) During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly and will not assist directly or indirectly any other person to (i) solicit, hire or engage in any capacity any employee of the Company or any of its affiliates or solicit or seek to persuade any employee of the Company or any of its affiliates to discontinue such employment, (ii) call on, solicit, induce, influence or encourage any customer of the Company or any of its affiliates or independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with them or (iii) seek to persuade any customer of the Company or any of its affiliates to conduct with anyone else any business or activity that such customer conducts with the Company or any of its affiliates or otherwise provide services or products to such customers. During the Restricted Period, (i) the Executive agrees not to disparage the Company in any manner and (ii) the Company agrees to instruct its senior officers and directors not to disparage the Executive in any manner.

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company.

(e) The results and proceeds of the Executive’s services to the Company hereunder, including, without limitation, any works of authorship related to the Company resulting from the Executive’s services during the Executive’s employment with the Company and/or any of its affiliates and any works in progress, will be works-made-for-hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to the Executive whatsoever. The Executive will, from time to time, as may be requested by the Company and at the Company’s expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any rights in the results and proceeds of the Executive’s services to the Company that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waive the enforcement of such rights. This Section 6.1(e) is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its affiliates being the Executive’s employer.

6.2. Rights and Remedies upon Breach.

(a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.

Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i)	in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)	the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(b) The Executive agrees that, in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable.

7. Other Provisions.

7.1. Reasonableness; Severability. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Section 6. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the Confidential Company Information, trade secrets, good will and other legitimate interests of the Company and its affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. Without limiting the foregoing, the Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2. Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3. Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants, in the case of an action by the Company to enforce the Restrictive Covenants. In the case of such an action, if the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, as applicable) shall be submitted to arbitration in New York, New York in accordance with Virginia law and the rules and procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s) award in any court having jurisdiction.

7.4. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by reputable overnight courier or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if sent via reputable overnight courier, one day after the date of deposit with such courier or, if mailed, five days after the date of deposit in the United States mails as follows:

(a) If to the Company, to:

K2M, Inc.

751 Miller Drive SE

Leesburg, Virginia 20175

Attention: Chief Executive Officer

with a copy to:

Welsh, Carson, Anderson, & Stowe

320 Park Avenue

Suite 2500

New York, New York 10022-6815

Attention: Sean M. Traynor

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10003

Attention: Christopher W. Rile, Esq.

(b) If to the Executive, to:

Gregory Cole

19226 Coton Hall St.

Leesburg, VA 20176

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto (including without limitation the Retention Agreement entered into between the Company and the Executive dated as of July 9, 2009).

7.6. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

7.8. Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

7.9. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12. Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7.3 and 7.10, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3 and 7.10), shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.13. Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

K2M, Inc.

By:	/s/ Eric Major
Name:	Eric Major
Title:	President

/s/ Gregory Cole
Gregory Cole

[Signature Page for G. Cole Employment Agreement]